                                                               EXHIBIT (d)(1)(C)

                              EMPLOYMENT AGREEMENT


      This Agreement is entered into as of this 10th day of May, 2000 by and among you, SHEKAR NARASIMHAN, WMF GROUP Inc. (the "Employer" or the "Company") and PRUDENTIAL MORTGAGE CAPITAL CORPORATION ("PMCC").

      WHEREAS, simultaneously with the execution hereof PMCC is entering into an Agreement and Plan of Merger, whereby the Employer will merge with a subsidiary of PMCC and thereby become a wholly owned subsidiary of PMCC;

      WHEREAS, PMCC and Employer wish to secure your agreement to provide services to them following the closing of such merger, and you are willing to agree to provide such services to induce PMCC to enter into the Merger Agreement; and

      WHEREAS, each of the parties agrees that this Agreement will not take effect until the closing of such merger, and will not become effective unless and until such merger is consummated.

      NOW, THEREFORE, PMCC, Employer and you agree as follows:

          1.  Effective Date.  This Agreement shall be and become effective on
              --------------
the date on which the Agreement and Plan of Merger (the "Merger Agreement"), by and between PMCC and Employer, of ever date herewith, closes (the "Closing Date"). If the Merger Agreement is terminated in accordance with its terms, or if the Closing Date does not occur on or before October 31, 2000, this Agreement shall be rendered void and without effect, and neither Employer nor PMCC will have any obligations or liability to you, and you will have no obligations or liability to Employer or PMCC, hereunder.

          2.  Background/Compliance Checks.  This Agreement is subject to the
              ----------------------------
successful completion of a consent and disclosure form, background, character and reference check, a conflict of interest questionnaire, crime bill notice to applicants, information security policy agreement and your ability to demonstrate legal authorization to work in the United States, provided, however, if completion of any of these documents or activities is not successful, Employer will still be required to make the payment called for under Section 6(d) of this Agreement.

          3.  Employment and Duties.  As of the Closing Date, your title with
              ---------------------
Employer shall be Managing Director. You shall perform such duties as are required of a Managing Director and any additional duties consistent with those for a Managing Director that PMCC may assign from time to time. Without limiting the generality of the foregoing, subject to the ability of PMCC to make changes therein, you shall have the following duties and responsibilities: (i) Fannie Mae Portfolio Management, (ii) FHA

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Portfolio Management, (iii) Redbricks.com loan origination and other internet origination efforts, and (iv) institutional portfolio management (including the activities of the company currently known as WMF Carbon Mesa Advisors, Inc.). You agree to obtain, if necessary, and maintain any regulatory licenses required for the performance of your duties hereunder or otherwise reasonably requested by PMCC. Except for periods of travel required by the Employer or PMCC in connection with the performance of your duties hereunder, you shall perform your services at the Employer's offices in Virginia, which location for your services shall not be changed without your consent.

          4.  Performance/Conflicts of Interest.  You agree to devote all of
              ---------------------------------
your time and efforts to the performance of your duties as an employee of Employer and during your employment by Employer you shall not, directly or indirectly, act for the benefit of or be employed by any person, firm or corporation other than Employer and PMCC. You also agree that you will not be concerned or connected with any other business pursuit whatsoever without the prior written consent of PMCC in accordance with its policies, provided, however, that consent is hereby given to you to continue as of the Closing Date
(i) your current level of participation in the organizations, and (ii) your ownership of stock and other assets, all as are listed on Appendix A to this Agreement.

          5.  Term.  The term of this Agreement shall begin on the Closing Date
              ----
and shall continue through the second anniversary thereof, except for those clauses contained in this Agreement regarding your post-employment obligations which shall survive your employment. Notwithstanding the foregoing, this Agreement shall (i) automatically terminate upon your death, your permanent
                 -
disability resulting in your inability to perform the essential functions of your position, or your adjudication of incompetency and (ii) terminate after the
                                                         --
Closing Date upon 60 days' written notice of termination from you or the Employer and/or PMCC, which may be given for any reason whatsoever. During the period of employment following receipt of any notice of termination as provided in the immediately preceding sentence, the Company or PMCC shall have the right, notwithstanding any other provision of this Agreement, to assign to you such duties and responsibilities consistent with your position as Managing Director, or no such duties and responsibilities, as it shall determine in its sole discretion.

          6.  Compensation.  From and after the Closing Date and provided you
              ------------
remain in full-time employment with Employer, Employer agrees to compensate you in accordance with the following terms:

          (a) Base Salary.  You will receive an annual base salary of $240,000,
              -----------
     payable in accordance with PMCC's usual payroll practices.

          (b) Annual Incentive Compensation.  Subject to your continued
              -----------------------------
     employment with Employer or PMCC through the date payment is due

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

     thereunder, you will be eligible to participate in PMCC's Annual Incentive Plan for Investment Professionals ("AIPIP") or any successor plan thereto in accordance with its terms, as such plan may be in effect from time to time. If you are actually employed by PMCC or Employer when the payment for 2000 services is made under the AIPIP, which is anticipated to be the end of February 2001, you will receive a minimum annual incentive for 2000 of $135,000.

          (c) Long-Term Incentive Compensation.  You shall receive an award of
              --------------------------------
     $150,000 for the 2000-2002 performance period under, and in accordance with, the terms of the Prudential Global Asset Management Long Term Incentive Plan, as it may be in effect from time to time ("PGAM LTIP"). An award under the PGAM LTIP for the 2000-2002 period is payable in the ordinary course in 2003, subject to your continued employment with Employer or PMCC through the date payment is due thereunder. Whether and the extent to which such award is payable to you will be determined under the terms of the PGAM LTIP.

          (d) Payments with Respect to Covenant Not to Compete/Solicit.  In
              --------------------------------------------------------
     consideration of your agreeing to be bound by the restrictive covenants not to compete/solicit contained in Sections 14 and 15(a) hereunder, and your compliance with such restrictive covenants, you will receive $525,000 as soon as practicable, but in no event later than 14 days after the Closing Date. In the event that you breach any of the restrictive covenants contained in Sections 14 or 15(a) hereunder, within one year of the Closing Date, you agree that you will be required to repay the Employer any and all amounts received by you under this Section 6(d).

          7.  Benefits.  You will be eligible to participate in pension,
              --------
medical, dental, legal, long-term care, short and long-term disability, employee savings, and life insurance plans on the same terms and conditions as other PMCC employees at your rank and compensation level in accordance with the terms of these plans which may be in effect from time to time.

          8.  Vacation.   You will be granted 20 days of paid vacation annually
              --------
to be administered in accordance with PMCC's policies and practices which may be in effect from time to time.

          9.  Severance.  The extent to which you shall be eligible for, and the
              ---------
amount of, any separation benefits that may be payable upon your termination of employment by Employer or PMCC following the Closing Date shall be determined in accordance with PMCC's severance policy, if any, then in effect for an employee at your level. Any such separation payment shall be the greater of (i) the amount payable pursuant to PMCC's severance policy and (ii) your one-year base salary of $240,000.

Moreover, if you are terminated by the Employer during the 180-day period following the Closing Date and you would have been entitled to severance under your award agreement pursuant to the Key Employee Incentive Plan of the WMF Group, Ltd. (the "KEIP Plan"), your severance amount shall be no less than that to which you would otherwise have been entitled. Your right to receive this in-lieu of KEIP severance amount is contingent upon your execution of the cancellation, settlement and special severance agreement prior to the Closing Date.

          10.  Taxes and Withholding.  All payments set forth in this Agreement
               ---------------------
are subject to applicable taxes and withholding.

          11.  Benefitability of Compensation.  For purposes of this Agreement,
               ------------------------------
you understand and acknowledge that compensation payable under this Agreement may be taken into account for employee benefits plans and arrangements only to the extent such plans and arrangements so provide.

          12.  Non-Disclosure of Confidential Information.
               ------------------------------------------

          (a) You acknowledge that it is the policy of the Company Group (as defined below) to maintain as confidential (i) all information relating to
                                                 -
     the products, services, operations, plans, strategies, formulas, models, prototypes, finances and business concepts of the Company Group, (ii) all
                                                                       --
     information relating to the customers, clients, accounts, customer or client leads or prospects, and employees of the Company Group, and (iii)
                                                                         ---
     attorney work product and attorney-client communications, and documents and data prepared in anticipation of or in the course of complaints, charges, investigations, examinations or litigation in which a Group Member is involved. All such information, to the extent it is maintained by the Company Group as confidential and is not otherwise in the public domain, is hereinafter referred to as "Confidential Information".

          (b) The parties recognize that the services to be performed by you hereunder are special and unique, and that by reason of your retention by PMCC and Employer you have and will acquire Confidential Information. You further acknowledge that Confidential Information is of great value to the Company Group and is developed and acquired by great expenditures of time, effort and cost. The parties confirm that it is reasonably necessary for the protection of the good will of the Company Group that you agree, and accordingly you do agree, that you will not, directly or indirectly, at any time during your employment or after the termination of your employment for any reason, disclose to any persons, firms or corporations, other than entities within the Company Group (such other persons, firms and corporations not within the Company Group being hereinafter referred to collectively as "third parties"), or use or cause or authorize any third

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

     parties to use, any Confidential Information except (1) as required by your
                                                          -
     employment with Employer and PMCC, (2) as required in a legal proceeding,
                                         -
     provided you notify counsel for PMCC sufficiently in advance of disclosure to obtain an appropriate protective order and PMCC has not obtained such an order, or (3) as authorized by PMCC in writing.

          (c) You agree that you will not, at any time, move from the premises of the Company Group, any correspondence, records, notebooks, computer software or printouts, data or other documents or materials relating to the business and procedures heretofore or hereafter acquired, developed or used by the Company Group, except as reasonably necessary to the discharge of your duties hereunder.

          (d) You agree that, upon the termination of your employment, you will forthwith deliver to PMCC any and all order-books, customer lists, notebooks and other documents and materials, together with all copies thereof, in your possession or under your control relating to the Confidential Information or which is otherwise the property of the Company Group. PMCC agrees that you may take copies of any and all publicly available research documents accumulated by you for your own professional benefit, provided that you shall leave PMCC the original.

          (e) Your obligations under this Section 12 will continue notwithstanding the termination of your employment for any reason under this Agreement.

          (f) For purposes of this Agreement, Company Group means PMCC, The Prudential Insurance Company of America, and any other corporation, partnership, limited liability company or other business entity under common control with, controlled by or controlling any of the foregoing. A Group Member shall mean each and any corporation, partnership, limited liability company or other business entity which is included in the Company Group.

          13.  Disclosure and Assignment of Intellectual Property.
               --------------------------------------------------

          (a) During the term of your employment, you will (without additional compensation) promptly make available to PMCC and Employer all ideas, working papers, descriptions, reports, notes, forms, data, products, diagrams, computer programs (source code and object code), databases, systems, processes, methodologies, mathematical and/or computer implemented models, discoveries and inventions (hereinafter referred to collectively as "Intellectual Property"), whether or not patentable or copyrightable, which you, while employed by Employer or PMCC, conceive, make, develop, acquire, reduce to practice and/or memorialize in any tangible form in any and all media, whether alone or with others and whether during or after usual work hours, which are unique to any

     Group Member's business or are used by any Group Member, or arise out of or in connection with the duties performed by you hereunder.

          (b) You hereby transfer and assign to Employer or, if directed by PMCC, PMCC all rights, titles and interests in and to the Intellectual Property, including any and all domestic and foreign trade secret, patent and copyright rights therein with PMCC having the right to obtain and to hold in its own name, copyright registrations, patents and such other intellectual property protection as may be appropriate to the subject matter, and any extensions and renewals thereof. In addition, you hereby agree (without any additional compensation to you), from time to time during or after the term of your employment, to give PMCC or Employer and any person designated by PMCC, reasonable assistance, at PMCC's expense, required to perfect, protect and enforce the rights defined in this Section 13, including, but not limited to, executing and delivering all documents requested by PMCC in connection therewith (including, without limitation, applications for letters, patents and assignments thereof).

          14.  Covenant Not To Compete.  You acknowledge that you have unique
               -----------------------
knowledge of Employer's business, and have been engaged in managing and overseeing all aspects of Employer's management, marketing, business development, pricing, branding, advertising, competitive analysis, revenue generation and customer acquisition and customer retention strategies (collectively referred to as the "Activities"). You also acknowledge that your responsibilities with respect to the Activities have extended through the entire geographic scope of Employer's business and that any restrictions on competitive employment that do not encompass this entire geographic scope would not protect Employer and PMCC's legitimate business interests. You also agree and acknowledge that you are providing the covenants set forth in this Agreement to encourage and induce PMCC to effect the transactions contemplated in the Merger Agreement. Accordingly, you agree that, during the term of your employment hereunder, and for a period of (i) two years thereafter, if your termination of
                                -
employment for any reason, including, but not limited to, your resignation, shall occur prior to the first anniversary of the Closing Date or (ii) one year
                                                                   --
thereafter, if your termination of employment for any reason, including, but not limited to, your resignation, shall occur on or after the first anniversary of the Closing Date, you will not, directly or indirectly:

          (a) own, manage, operate, join, control or participate in the ownership, management, operation or control of, or, except as otherwise provided in subclause (b) below, engage in or be connected in any manner with, any business which is or may reasonably be found to be engaged in the same business as Employer or PMCC (a "Competitor"), except that you may own not more than 2% of any class of securities of a Competitor the securities of which are publicly traded; or

          (b) serve as a director, officer or consultant of, or be employed in any executive, professional, managerial or supervisory capacity (collectively referred to as an "Employment Opportunity") by, any Competitor, performing any of the Activities you performed for Employer or PMCC prior to your termination or any related activities.

      You also agree that, during the term of your employment hereunder, and for a period of one year thereafter, if your termination of employment for any reason, including, but not limited to, your resignation, shall occur prior to the first anniversary of the Closing Date, you will not, directly or indirectly accept an Employment Opportunity with any commercial or multi-family lending agency (including, but not limited to, FHA, Fannie Mae, Freddie Mac and Ginnie
Mae).

          15.   Covenant Not To Solicit.
                -----------------------

          (a) You agree that, except on behalf of the Company or PMCC, during the term of your employment, and for a period of (i) two years thereafter, if your termination of employment for any reason, including, but not limited to, your resignation, shall occur prior to the first anniversary of the Closing Date or (ii) one year thereafter, if your termination of employment for any reason, including, but not limited to, your resignation, shall occur on or after the first anniversary of the Closing Date, you shall not contact, call on, provide advice to, solicit, take away, or divert, and/or influence or attempt to influence any customers, clients, and/or patrons of the Company or PMCC;

          (b) You also agree that, during the term of your employment, and for a period of two years after the termination of employment for any reason, including, but not limited to, your resignation, you shall not:

          (i) solicit or induce, either directly or indirectly, any employee of the Company or PMCC (a "Covered Employee") to leave the employ of the Company;

          (ii) take any action to assist any successor employer or any other entity, either directly or indirectly, in soliciting or inducing any Covered Employee to leave the employ of the Company or PMCC; or

          (iii) hire or employ, assist in the hire or employment, either directly or indirectly, of any individual who was employed by the Company or PMCC within sixty (60) days preceding the date on which that individual is hired by you or any successor employer.

          (c) You and Employer and PMCC acknowledge and agree that the time limitations contained in this Section 15 are the essence of this Agreement.

          16.  Restrictions Separable and Divisible.  You hereby acknowledge
               ------------------------------------
that you are fully cognizant of the restrictions imposed upon you by Section 12, 13, 14 and 15 of this Agreement. The parties understand and intend that each such restriction agreed to by you will be construed as separable and divisible from every other restriction, and that the unenforceability, in whole or in part, of any restriction will not affect the enforceability of the remaining restrictions and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. No waiver of any one breach of the restrictions contained herein will be deemed a waiver of any future breach.

          17.  Certain Remedies.  You agree that the covenants in Section 12,
               ----------------
13, 14 and 15 are fair, reasonable and necessary and are reasonably required for the protection of Employer and PMCC and any other Group Member. You also acknowledge that any breach by you of any provision of Section 12, 13, 14 or 15 will cause irreparable harm. You also acknowledge that if you breach any of the restrictive covenants under Sections 14 or 15(a), in addition to any other remedies that may be available to PMCC or any other Company Group Member at law or in equity, you will be required to repay the amount paid to you pursuant to
Section 6(d) hereunder, if the breach occurs within one year from the Closing Date. Further, in addition to monetary damages and/or reasonable attorney's fees, PMCC or any other Company Group Member shall have the right to seek injunctive and/or other equitable relief in any court of competent jurisdiction to enforce the restrictive covenants hereunder and enjoin the breach or threatened breach (without posting any bond or other security) of the such restrictive covenants. You also consent to the issuance of a temporary restraining order to maintain the status quo pending the outcome of any proceeding.

          18.  Prior Review and Approval.  You agree that you will not publish
               -------------------------
any documents or other materials related to your functions and duties (whether "Confidential Information" or not) without the prior review and written approval by PMCC.

          19.  Remedies.  Except as stated in Section 17 of this Agreement, any
               --------
claim or controversy arising out of or relating to this Agreement, or the interpretation thereof, or your employment or termination of your employment shall be settled by arbitration in Newark, New Jersey (or such other location as the parties shall mutually agree) under the then prevailing National Rules for the Resolution of Employment Disputes of the American Arbitration Association. Judgment based upon the decision of the arbitrators may be entered in any court having jurisdiction thereof. Any controversy relating to your duty to arbitrate hereunder, or to the validity or enforceability of this arbitration clause, or to any defense to arbitration, shall also be arbitrated.

          20.  Representations and Warranties.  You warrant and represent that,
               ------------------------------
except as disclosed in writing to Employer or PMCC, there are no prior, pending or existing customer complaints, or regulatory, self-regulatory, administrative, civil or criminal matters, or any other impediments that would affect your employment, licensing or registration. Should you become a subject of any such complaints, actions or matters, you agree to immediately report such fact, in writing, to Employer or PMCC. You warrant and represent that there are no circumstances which will interfere with, or prevent, your using your best efforts in the course of your employment with Employer or PMCC. You represent and warrant that, except as set forth herein, you have no other agreements or understandings, written or oral, with Employer or PMCC regarding compensation.

          21.  Other Agreements.  You warrant that the performance of the terms
               ----------------
of this Agreement will not conflict with or result in the breach of any other agreement to which you are a party or by which you are bound.

          22.  Waiver.  The waiver by either party of a breach of any provision
               ------
of this Agreement shall not operate or be construed as a waiver of any subsequent breach thereof.

          23.  Reservation of Rights.  All rights reserved to Employer or PMCC
               ---------------------
in this Agreement, including but not limited to those in Sections 12-15 and 17, shall survive your termination of employment and the termination of this Agreement.

          24.  Assignment.  The rights and benefits of Employer or PMCC under
               ----------
this Agreement shall be transferable, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by, its successors and assigns. This Agreement is a personal contract and, except as specifically set forth herein, your rights and interest may not be sold, transferred, assigned, pledged or hypothecrated. In the event of any attempted assignment or transfer of rights hereunder by you contrary to the provisions hereof, Employer or PMCC shall have no further liability for payments hereunder.

          25.  Merger or Reorganization.  This Agreement shall not be terminated
               ------------------------
by the voluntary or involuntary dissolution of Employer or PMCC or by any merger or consolidation whether or not Employer or PMCC is the surviving or resulting corporation, or upon any transfer of all or substantially all of the assets of Employer or PMCC. In the event of any such merger or consolidation or transfer of assets, the provisions of this Agreement shall be binding on and shall inure to the benefit of the surviving or resulting corporation or the corporation to which such assets shall be transferred.

          26.  Entire Agreement/Amendments.  This Agreement supersedes any prior
               ---------------------------
written or oral agreements between the parties and embodies the entire understanding with respect to the subject matter hereof and cannot be changed or extended except by a writing signed by you and a duly authorized officer of Employer and PMCC.

          27.  Indebtedness.  To the extent permitted by applicable law, you
               ------------
authorize Employer or PMCC to offset as a first lien any of your indebtedness to Employer or PMCC against any amounts owed to you from Employer or PMCC, until the amount of such indebtedness is fully paid. Debt not fully satisfied by such offset is your personal debt and is recoverable by Employer or PMCC at any time with interest. Employer or PMCC reserves the right to demand full and immediate repayment of such indebtedness. If Employer or PMCC files legal action to recover your personal debt, you agree to pay for all costs, including attorneys fees, incurred by Employer or PMCC in such action.

          28.  Accounting Procedures.  Any calculation, computation, or
               ---------------------
accounting as may be required under this Agreement shall be made by Employer or PMCC, as the case may be, in accordance and conformity with its customary procedures and as may be required by various regulatory agencies.

          29.  Compliance.  You agree to abide by all existing and future
               ----------
Federal and State laws, all rules and regulations set forth by all regulatory agencies, exchanges, and self-regulatory bodies, and Employer's or PMCC's own internal rules and regulations and policies and practices. You further agree to submit to such supervision as may be necessary to ensure compliance therewith.

          30.  Duration of Employment.  This Agreement does not guarantee you
               ----------------------
any particular term of employment. You are employed at will and may be terminated at any time, for any reason, with or without cause or notice. In the event that this Section 30 conflicts with any other provision(s) of this Agreement, this Section shall be construed to permit PMCC and Employer to terminate your employment at will, but not to alter the other contractual obligations of the parties under this Agreement.

          31.  Applicable Law.  This Agreement shall be governed by and
               --------------
construed in accordance with the substantive and procedural laws of the State of New Jersey.

          32.  Severability.  If any provision of this Agreement shall be held
               ------------
to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court or agency finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

          33.  Captions.  Section headings are for convenience of reference only
               --------
and will not be considered a part of this Agreement.

          34.  Further Assurances.  Each of the parties agrees to do all further
               ------------------
acts and things and to execute and deliver all further documents and instruments as may be necessary or desirable to effectuate the purposes and intent of this Agreement.

          35.  Acknowledgment.  You acknowledge that you have read, understand
               --------------
and are in agreement with the terms and conditions of this Agreement regarding the rights and obligations of Employer or PMCC and you, and that you have consulted with and received advice from an attorney of your choice. As such, no provision of this Agreement shall be construed against the drafter.

      IN WITNESS WHEREOF, the parties have read and executed this Agreement as of the day and year first above written.

                              EMPLOYER


                              /s/ Charles H. Cremens
                              -----------------------------
                              NAME:  Charles H. Cremens
                              TITLE: President


                              PRUDENTIAL MORTGAGE CAPITAL CORPORATION

                              /s/ Robert L. Fitts
                              -----------------------------
                              NAME:  Robert L. Fitts
                              TITLE: Vice President


                              /s/ Shekar Narasimhan
                              -----------------------------
                              EMPLOYEE: SHEKAR NARASIMHAN

                                       12